SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549



FORM 8-K

CURRRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):  May 7, 1998



FLEETWOOD ENTERPRISES, INC.

(Exact Name of Registrant as Specified in its Charter)


Delaware
(State or Other Jurisdiction of Incorporation)



       001-07699                           95-1948322
(Commission File Number)    (I.R.S. Employer Identification No.)


3125 Myers Street, Riverside, California        92503-5527
(Address of Principal Executive Offices)        (Zip Code)



Registrant's telephone number, including area code: (909) 351-3500


                          N/A
(Former Name or Former Address, if Changed Since Last Report)

__________________________________________________________________

Total of sequentially number pages:  6

The Exhibit Index for this Current Report on Form 8-K is located at sequentially numbered page 4


Item 5.  Other Events

1.   Fleetwood To Acquire One Of Its Top Retailers.

     Attached hereto as Exhibit 1, and incorporated herein by reference, is a press release issued by Fleetwood Enterprises, Inc. on May 7, 1998 announcing its definitive agreement to acquire Better Homes, LLC.

2.   Fleetwood Reports Record Fourth Quarter And Fiscal Year Results.

     Attached hereto as Exhibit 2, and incorporated herein by reference, is a press release issued by Fleetwood Enterprises, Inc. on May 27, 1998 announcing earnings for the fourth quarter and fiscal year ended April 26, 1998.
                              SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   FLEETWOOD ENTERPRISES, INC.
                                   a Delaware corporation



                                   __________________________
 Dated:  June 4, 1998              William H. Lear, Secretary





                         EXHIBIT INDEX


Exhibit                                                Sequentially
Number                 Description                     Numbered Page
__________________________________________________________________

   1     Press Release:  "Fleetwood To Acquire One          5
         Of Its Top Retailers," dated May 7,
         1998.

   2     Press Release:  "Fleetwood Reports Record          6
         Fourth Quarter and Fiscal Year Results," dated May 27, 1998.





FLEETWOOD ENTERPRISES, INC.

Paul M. Bingham, Senior Vice President - Finance

Fleetwood To Acquire One Of Its Top Retailers

Paul M. Bingham	(909) 351-3504
Lyle N. Larkin	(909) 351-3535

May 7, 1998 at 1:30 p.m., EST


FLEETWOOD TO ACQUIRE ONE OF ITS TOP RETAILERS

     RIVERSIDE, CA, May 7, 1998 -- Fleetwood Enterprises, Inc.
(NYSE:FLE), a leading producer of manufactured housing and recreational vehicles, announced it has entered into a definitive agreement to acquire Better Homes, LLC, a leading retailer of manufactured homes in Oklahoma and Kansas. Terms of the transaction were not disclosed.

     This acquisition is the latest step taken by Fleetwood in pursuit of its objective of becoming a nationwide retailer of manufactured homes.
In February, Fleetwood announced plans to acquire HomeUSA, Inc. (NYSE:HSH), the nation's leading independent national retailer of manufactured homes with proforma revenues of over $200 million in 1997. That acquisition is expected to be completed before the end of Fleetwood's first quarter which ends in July. The company also previously announced the acquisition of the 51 percent share in Expression Homes, Inc. held by Pulte Corporation. Expression Homes was a joint venture Fleetwood formed with Pulte in 1997 for the purpose of entering the retail business.

     "The Better Homes acquisition is consistent with our stated strategy, which is to establish Fleetwood as a significant force in the manufactured housing retail sector," said Nelson Potter, president of Fleetwood Enterprises, Inc. "This agreement is another major step toward our goal of becoming a vertically integrated manufactured housing company."

     Better Homes owns and operates five major manufactured home retail locations in Oklahoma and Kansas, and generated revenues of $34 million in its latest fiscal year. Its Eagle Ridge Manufactured Housing operation in Oklahoma City already is the largest retailer of Fleetwood Homes in Oklahoma.

     "We're extremely excited about the opportunity to play a key role in contributing to the development and success of Fleetwood's new retail strategy," said Paul Treadwell, founder of Better Homes. "Given the resources behind this effort and the outstanding quality of the Fleetwood Homes we sell, we see tremendous potential for future growth."

     Fleetwood is a Fortune 500 company with total sales of over $3 billion for fiscal 1998. Its housing group, which posted fiscal 1998 sales of approximately $1.49 billion, operates 43 manufacturing facilities and sells its homes through 1,400 retail home centers nationwide.

#  #  #



FLEETWOOD ENTERPRISES, INC.

Paul M. Bingham, Senior Vice President - Finance

Fleetwood Reports Record Fourth Quarter and
Fiscal Year Results

Paul M. Bingham  (909) 351-3504
Lyle N. Larkin   (909) 351-3535

May 27, 1998 at 7:30 a.m., EST


FLEETWOOD REPORTS RECORD FOURTH QUARTER
AND FISCAL YEAR RESULTS

     RIVERSIDE, CA, May 27, 1998 -- Fleetwood Enterprises, Inc. (NYSE:FLE), a leading producer of manufactured housing and the nation's largest producer of recreational vehicles, today announced record results for the fourth quarter and fiscal year ended April 26, 1998.
     Fourth quarter earnings rose 34 percent to $28.3 million compared to $21.2 million in last year's final quarter. Fourth quarter earnings per share on a diluted basis, after giving effect to the dilutive impact of convertible preferred stock issued by the Company in February, increased 40 percent to 81 cents in fiscal 1998 from 58 cents in fiscal 1997.
     Earnings from continuing operations reached an all-time high in fiscal 1998, rising 21 percent to $108.5 million compared to $90.1 million last year. Diluted earnings per share from continuing operations improved an even greater 31 percent to $3.01 compared to $2.30 in the prior year, due to significant share repurchases over the past two years. The current year per share amount gives effect to the issuance of convertible preferred stock as mentioned previously.
     Current year earnings include a non-recurring gain of $10.4 million or 28 cents per share on a diluted basis recognized in the first quarter from a significant reinsurance transaction involving the Company's captive insurance operation. Earnings in the prior year totaled $124.8 million or $3.19 per share on a diluted basis, and included a gain of $33.9 million or 87 cents per share on the sale of the Company's discontinued RV finance operation.
     Consolidated sales in the fourth quarter reached an all-time high of $842.4 million, 13 percent ahead of last year's $746.4 million. The higher fourth quarter volume reflects improved sales of both manufactured housing and recreational vehicles. Sales for all of fiscal 1998 totaled $3.05 billion, a six percent gain over last year's $2.87 billion. With both core businesses achieving record volume in fiscal 1998, the $3 billion sales barrier was broken for the first time.
     Fleetwood President Nelson W. Potter commented on the favorable results saying, "It is very gratifying to achieve record earnings and surpass the $3 billion sales mark in the same year. A rebound in manufactured housing profits, record performances by our travel trailer and folding trailer divisions and solid results from our supply subsidiaries gave rise to the favorable earnings comparison. Fiscal 1998 was also an extraordinary year for the Company in many other respects. We saw a change in leadership at the top, a substantial share repurchase, a preferred stock offering and our entry into the manufactured housing retail business."
    Potter also said, "The fiscal 1998 financial results could have been even better were it not for some transitional difficulties encountered with a major product realignment in the motor home division. This initiative had a noticeable effect on profitability in fiscal 1998, but we see substantial benefits from this change going forward."
     Manufactured housing revenues reached an all-time high of $375.5 million in the fourth quarter, 10 percent ahead of the $339.9 million posted in last year's final quarter. Stronger sales in the central and eastern regions more than offset a decline in the western region. Housing revenues for the fiscal year were up four percent to about $1.49 billion, surpassing the previous high reached in fiscal 1996.
     Recreational vehicle sales increased 15 percent in the fourth quarter to a new high of $455.5 million. This compares with $394.8 million in the final quarter of fiscal 1997. Motor home sales were up 13 percent to $270.2 million, primarily reflecting stronger sales of upscale Class A products. Travel trailer revenues rose 19 percent to $154.0 million, and the folding trailer division produced a 22 percent sales gain to $31.3 million.
     Total RV sales for fiscal year 1998 rose nine percent to a new high of $1.52 billion, up from $1.40 billion in fiscal 1997. The Company's motor home division generated a six percent sales increase with healthy demand for Fleetwood's popular Class A products driving sales to a record $904.6 million. Towable products also fared well in fiscal 1998 as both travel trailer and folding trailer divisions achieved record sales. Travel trailer revenues increased 11 percent to $503.8 million and folding trailer sales jumped 27 percent to $109.8 million.
     The Company's supply group contributed revenues of $11.4 million for the fourth quarter and $44.8 million for all of fiscal 1998. This compares with $11.8 million and $52.3 million, respectively, last year.

FLEETWOOD ENTERPRISES, INC.

Consolidated Summaries of Earnings
(Unaudited)

                             13 Weeks   13 Weeks   52 Weeks     52 Weeks
(Amounts in thousands        Ended      Ended      Ended        Ended
except per share data)       Apr. 26,   Apr. 27,   Apr. 26,     Apr. 27,
                             1998       1997       1998         1997
                             --------   --------   ----------   ----------
Sales                        $842,404   $746,440   $3,050,567   $2,874,426
                             ========   ========   ==========   ==========

Income from continuing operations
  before income taxes         $44,079    $33,391     $174,949     $147,050

Provision for income taxes    (15,749)   (12,222)     (66,404)     (56,998)
                              -------    -------     --------     --------
Income from continuing
  operations                   28,330     21,169      108,545       90,052

Income from discontinued operations:
  Income from operations of
   finance subsidiary              --         --           --          887
  Gain on sale of finance
   subsidiary                      --         --           --       33,891
                              -------    -------     --------     --------
                                   --         --           --       34,778
                              -------    -------     --------     --------

Net income for basic earnings
  per share                   $28,330    $21,169     $108,545     $124,830
                              -------    -------     --------     --------
Dividends on convertible preferred
  stock, net of income taxes    2,499         --        2,499           --
                              -------    -------     --------     --------
Net income for diluted
  earnings per share          $30,829    $21,169     $111,044     $124,830
                              =======    =======     ========     ========


Earnings per
share:          Basic Diluted  Basic Diluted   Basic Diluted Basic Diluted
  Continuing
   operations    $.88   $.81    $.59   $.58    $3.09 $3.01   $2.36  $2.30
  Discontinued
   operations:
    Income from
    operations of
    finance
    subsidiary      --     --      --     --      --    --     .02    .02
   Gain on sale
   of finance
    subsidiary      --     --      --     --      --    --     .88    .87
                  -----------    -----------    -----------   ----------
                  $.88   $.81    $.59   $.58   $3.09 $3.01   $3.26  $3.19
                  ===========    ===========    ===========   ===========

Weighted average Common
  shares - basic       32,313         35,675           35,090      38,238
                       ======         ======           ======      ======

Weighted average Common
  shares - diluted     37,859          36,357          36,933      39,162
                       ======          ======          ======      ======


Business Segment and Unit Shipment Information
(Dollars in thousands)

                      13 Weeks      13 Weeks      52 Weeks      52 Weeks
                       Ended         Ended         Ended        Ended
                      Apr. 26,       Apr. 27,      Apr. 26,     Apr. 27,
                      1998           1997          1998         1997

                     ---------      --------     ----------    ----------
OPERATING REVENUES:

Manufactured housing  $375,477      $339,850     $1,487,650    $1,426,940
Recreational vehicles  455,523       394,753      1,518,163     1,395,163
Supply operations       11,404        11,837         44,754        52,323
                      --------      --------     ----------    ----------
                      $842,404      $746,440     $3,050,567    $2,874,426
                      ========      ========     ==========    ==========


OPERATING INCOME:

Manufactured housing   $16,598       $10,617        $75,896       $72,980
Recreational vehicles   29,233        24,686         76,809        77,641
Supply operations        4,148         1,089         15,437         2,170
Corporate and other     (5,381)       (3,703)       (14,127)      (13,232)
                       -------       -------       --------      --------
                       $44,598       $32,689       $154,015      $139,559
                       =======       =======       ========      ========


UNITS SHIPPED:

Manufactured housing    16,569        15,585         65,544        65,354
                        ======        ======         ======        ======

Recreational vehicles -
  Motor homes            4,009         3,886         13,525        14,345
  Travel trailers       10,748         9,171         35,009        32,374
  Folding trailers       5,750         5,366         20,960        18,524
                        ------        ------         ------        ------
                        20,507        18,423         69,494        65,243
                        ======        ======         ======        ======

                                        #   #   #